Exhibit 10.1

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made on and as of May 29, 2015, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the State of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the State of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and Alan B. Turner (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

WHEREAS, TRB, Employer and Executive entered into a Change in Control Agreement (the “Agreement”) as of June 1, 2013, which expires by its terms on May 31, 2015; and

WHEREAS, TRB, Employer and Executive wish to extend the term of the Agreement and modify the Agreement as set forth in this Amendment.

NOW, THEREFORE, TRB, Employer and Executive, in consideration of the mutual promises set forth in this Amendment, which the parties acknowledge to be sufficient, agree as follows:

1.	The second full paragraph of Section 9 of the Agreement is deleted.

2.	Section 12a. of the Agreement is amended by deleting “May 31, 2015” and inserting in its stead “May 31, 2017”.

3.	The following text is added to Section 12b. of the Agreement immediately following the current text:

“Notwithstanding any term of this Agreement to the contrary, including but not limited to the terms of the preceding paragraph, if a Change in Control as defined in this Agreement occurs within six (6) months after Executive has either been terminated in the absence of Cause, or resigned with Good Reason in accordance with the requirements of this Agreement, Executive shall be paid such amount and provided with such benefits as would have been paid and provided to Executive by application of the terms and conditions of Section 9 of this Agreement as though Executive’s employment had been terminated without Cause or Executive had resigned with Good Reason in accordance with the requirements of this Agreement on the next banking day after the occurrence of the Change in Control, subject in every respect to the terms of this Agreement, PROVIDED, HOWEVER, that (a) any amounts actually payable to Executive by application of this provision shall be paid within thirty (30) business days after the occurrence of the Change in Control, and (b) the applicability of Code Section 280G shall be determined by reference to the actual dates of the termination of Executive’s employment and the occurrence of the Change in Control, rather than the date on which Executive’s employment is assumed to have terminated for purposes of this provision. This provision shall survive the termination of Executive’s employment prior to the occurrence of a Change in Control, as shall all other provisions of this Agreement which are rendered effective as a result of the application of the preceding sentence.”

4.	The following text is added to Section 17(b) of the Agreement immediately following the current text:

“If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A. Any portion of the benefits provided under this Agreement which have not been paid to Executive prior to the last banking business day of the second full calendar year following the year within which the Termination Date falls (the “Outside Date”) shall be paid to Executive on the Outside Date so that entire amount due under this Agreement is paid to Executive no later than the last day of the second taxable year of the Executive following the year within which the Termination Date falls.”

5.

All capitalized terms used, but not defined, in this Amendment shall have the meanings given in the Agreement. Except as explicitly modified in this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its original terms.

IN WITNESS WHEREOF, and intending to be mutually bound, TRB and TRCB have caused this First Amendment to Change in Control Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ WILLIAM D. MOSS		/s/ ALAN B. TURNER
Alan B. Turner, individually

ATTEST:		TWO RIVER BANCORP

/s/ ROBIN ZAGER	By:	/s/ WILLIAM D. MOSS
Robin Zager, Secretary		William D. Moss
Chief Executive Officer

ATTEST:		TWO RIVER COMMUNITY BANK

/s/ ROBIN ZAGER	By:	/s/ WILLIAM D. MOSS
Robin Zager, Secretary		William D. Moss
Chief Executive Officer

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